QUESTIONS AND ANSWERS

While we encourage you to read the full text of the proxy materials, for your convenience we have provided a brief overview of the matters on which you will be asked to vote.

A Special Joint Meeting of Shareholders of the various portfolios/series of the four registered investment companies that are advised and/or administered by Dimensional Fund Advisors LP (“Dimensional” or the “Advisor”) will be held on June 2, 2009, to vote on several important proposals that affect the Funds.

The proposals for each Fund have been carefully reviewed by the Boards of Trustees and Directors of The DFA Investment Trust Company (“DFAITC”), DFA Investment Dimensions Group Inc. (“DFAIDG”), Dimensional Investment Group Inc. (“DIG”) and Dimensional Emerging Markets Value Fund Inc. (“DEM”) (each a “Company,” and together, the “Companies”). The Board members of each Company, most of whom are not affiliated with Dimensional, are responsible for protecting your interests as a shareholder.

The following Q&A is provided to assist you in understanding the proposals that affect your Fund(s). The proposals are described in greater detail in the Proxy Statement.

Why am I being asked to vote now? I don’t recall such requests in previous years.

Shareholder meetings, and the proxy votes solicited at those meetings, are infrequent for the Dimensional Funds,. This is the first shareholder meeting for a Dimensional Fund since 1998.

The primary reason for calling the shareholder meeting is to present the Directors for election by shareholders. By law, no more than one-third of a mutual fund’s board of directors may be appointed without shareholder approval, meaning a maximum of two appointees would be permitted for each Company’s current eight-member Board. Since two of the current independent Directors have been appointed without shareholder approval (Robert C. Merton in 2003, and Abbie J. Smith in 2000), the death or departure of a current elected Director may create a vacancy that could not be filled without a shareholder vote.

An additional reason for holding the shareholder meeting is to approve certain changes for each individual Fund (except as otherwise noted). As legal requirements have evolved and changed over the last 25 years, and as the number of Dimensional Funds has increased over this time period, inconsistencies between certain Funds in the Dimensional Fund complex have developed.

What proposals am I being asked to vote on?

You will be asked to vote on the following proposals if they apply to your Fund:

1.	To elect a Board of Directors for each Company.
2.	To approve Articles of Amendment and Restatement for DFAIDG and DIG, and/or to approve an Amended and Restated Agreement and Declaration of Trust for DFAITC
3.	To approve an Agreement and Plan of Reorganization that provides for the reorganization of DEM from a Maryland corporation to a Delaware statutory trust.
4.	To approve amendments to certain fundamental investment restrictions.
5.	To approve the elimination of certain fundamental investment restrictions.
6.	To approve Investment Sub-Advisory Agreements with Dimensional’s foreign subsidiaries, DFA Australia Limited (“DFA Australia”) and Dimensional Fund Advisors Ltd. (“DFAL”) (the “Sub-Advisors”) for the

following funds (the “Foreign Funds”):

  International Small Cap Value Portfolio of DFAIDG
  Large Cap International Portfolio of DFAIDG
  Tax-Managed DFA International Value Portfolio of DFAIDG
  Emerging Markets Core Equity Portfolio of DFAIDG
  VA International Value Portfolio of DFAIDG
  The DFA International Value Series of DFAITC
  The Emerging Markets Series of DFAITC
  The Emerging Markets Small Cap Series of DFAITC
  DEM

As described below, the Feeder Funds for the Foreign Funds will be requested to provide voting instructions for these proposals.

7. To approve Investment Advisory Agreements with Dimensional for the following funds (the “Feeder Funds”): Portfolios of DFAIDG:
U.S. Large Cap Value Portfolio
U.S. Large Company Portfolio
Tax-Managed U.S. Marketwide Value Portfolio
Tax-Managed U.S. Equity Portfolio
Japanese Small Company Portfolio
United Kingdom Small Company Portfolio
Continental Small Company Portfolio
Asia Pacific Small Company Portfolio
LWAS/DFA International High Book to Market Portfolio
Emerging Markets Portfolio
Emerging Markets Small Cap Portfolio
DFA One-Year Fixed Income Portfolio
DFA Two-Year Global Fixed Income Portfolio
Emerging Markets Value Portfolio
Portfolios of DIG:
U.S. Large Cap Value Portfolio II
U.S. Large Cap Value Portfolio III
LWAS/DFA U.S. High Book to Market Portfolio
U.S. Large Company Institutional Index Portfolio
Tax-Managed U.S. Marketwide Value Portfolio II
DFA International Value Portfolio

  DFA International Value Portfolio II
  DFA International Value Portfolio III
  DFA International Value Portfolio IV
  Emerging Markets Portfolio II

A description of each proposal is provided below.

1. To elect a Board of Directors.

The nominees for election to serve as Directors of each Company are David G. Booth, George M. Constantinides, John P. Gould, Roger G. Ibbotson, Robert C. Merton, Eduardo A. Repetto, Myron S. Scholes and Abbie J. Smith. Each of the nominees, other than Mr. Repetto, is presently serving as a Director of each of DFAIDG, DIG, DFAITC and DEM.

What role does the Board play? How are Board members affiliated with Dimensional?

Board members oversee Fund activities, review Fund performance, approve policy changes, and review contractual arrangements with companies that provide services to the Funds. Board members represent the Funds’ shareholders and have an obligation to serve their best interests. Six of the eight nominees for election to serve as Directors are “independent,” meaning the six nominees have no affiliation with the Funds (other than their position on the Board) or Dimensional fund management, and receive compensation solely from the Funds.

2. To approve Articles of Amendment and Restatement (the “New Articles”).

Why is this proposal being recommended?

Two Companies (DFAIDG and DIG) each operate under a separate charter which describes how each Company conducts business. Each Company was organized at a different point in time over the past twenty-five years, and its charter reflects the state laws that were in effect at the time. The purpose of the New Articles is to update the charters of the two Companies to reflect changes in Maryland corporate law since each Company was organized and to minimize the differences between the Companies’ charters.

Will the New Articles change the Board’s responsibilities or obligations to my Fund?

No – the adoption of the New Articles will not alter the Board members’ existing fiduciary duties.

3. To approve the redomestication of DEM from a Maryland corporation to a Delaware statutory trust.

Why is this proposal being recommended?

Changing the state and form of organization of DEM from a Maryland corporation into a newly formed Delaware statutory trust (“DE Fund”) would allow DEM to take advantage of greater efficiencies of operations that may be available to DEM as a Delaware statutory trust. This also may allow DEM to react more quickly to changes in competitive and regulatory conditions.

How will the redomestication change the nature of my investment?

If the proposed redomestication is approved and the reorganization is implemented, the DE Fund would have the same investment objective, policies, and investment restrictions as DEM. The Board and officers of the DE Fund would be the same as those of DEM, including any persons elected as Directors pursuant to Proposal 1, and would operate the DE Fund in essentially the same manner,

4. To approve an Amended and Restated Agreement and Declaration of Trust for DFAITC (the “New Declaration”).

Why is this proposal being recommended?

DFAITC is organized as a statutory trust under Delaware law, and its current structure was effective in 1993. Since that time, Delaware law has been amended. The purpose of the New Declaration is to provide DFAITC with a more modern and flexible trust instrument, for example, by increasing from 90 to 120 the number of days permitted between a shareholder meeting date and the record date and changing the vote required by shareholders to approve certain matters, including removal of a Board member. Adoption of the New Declaration will not result in any changes to Board members (except as elected pursuant to Proposal 1 and Proposals, 1 and 9 in the Proxy Statements), service providers, investment goals, policies, strategies, restrictions, fees, or expenses. The New Declaration is intended to give the Board more flexibility and, subject to applicable requirements of the Investment Company Act of 1940 (the “1940 Act”) and Delaware law, broader authority to act, including, in certain instances, without shareholder approval. This increased flexibility may allow the Board to react more quickly to changes in competitive and regulatory conditions and, as a consequence, may allow DFAITC to operate in a more efficient and economical manner.

Will the New Declaration change the Board’s responsibilities or obligations to my Fund?

No—the adoption of the New Declaration will not alter the Board members’ existing fiduciary duties.

5. To approve amendments to certain fundamental investment restrictions.

What are these fundamental investment restrictions?

Each Fund is subject to certain investment restrictions that are considered to be “fundamental” because the restrictions may only be changed with shareholder approval. There are generally eight fundamental investment restrictions that each Fund is legally required to have, which cover the following activities:

- Borrowing	- Diversification
- Lending	- Industry concentration
- Investments in real estate	- Underwriting
- Investments in commodities	- Issuing
- senior securities

The Funds are requesting shareholder approval to amend five of those eight investment restrictions, relating to borrowing, lending, investments in real estate, investments in commodities and diversification.

What will be the effect of the amendments to my Fund’s current fundamental investment restrictions?

The purpose of the amendments is to update those restrictions that are more restrictive than is currently required legally, and to standardize, to the extent practicable, fundamental investment restrictions that apply across all of the Dimensional Funds. As an example, the proposed standardized fundamental investment restriction related to lending would provide the Funds the flexibility to make loans, including engaging in certain investment-related practices and transactions that may be deemed to be loans, to the extent not precluded by applicable law. The proposed standardized fundamental investment restriction also will ensure that the Funds’ lending restrictions conform more closely to the statutory and regulatory requirements, without incurring the time and expense of obtaining shareholder approval to change this restriction in the future. In addition, maintaining a standard lending restriction for all Funds will allow more efficient and effective compliance monitoring and facilitate standard lending arrangements for the Funds.

The Board of each Company and Dimensional do not anticipate that the proposed amendments will materially affect the Funds’ investment objectives or strategies or change the way in which any Fund is currently managed.

6. To approve the elimination of certain fundamental investment restrictions.

What are these fundamental restrictions?

The Funds also are subject to fundamental investment restrictions that were once imposed by state securities laws or other regulatory authorities that now are outdated or no longer effective. As an example, many of the Funds are currently restricted from making investments in other investment companies.

What will be the effect of the elimination of such investment restrictions on my Fund?

The Board of each Company and Dimensional do not anticipate that the proposed elimination of the fundamental investment restrictions will materially affect any of the Funds’ investment objectives or current principal investment strategies, or change the way any Fund is currently managed.

7.	To approve two Sub-Advisory Agreements for each Foreign Fund (only applies to the Foreign Funds, which invest in non-US equities). As described below, the Feeder Funds that invest in master funds that are Foreign Funds will be requested to provide voting instructions for these proposals.

Why are the Sub-Advisory Agreements being recommended for the Foreign Funds?

DFA Australia and DFAL, which are subsidiaries of Dimensional, presently provide consulting services to the Foreign Funds and act as Sub-Advisors for certain other Dimensional Funds investing in non-U.S. securities. In their role as consultants, DFA Australia and DFAL are somewhat limited in the services that they can provide to the Foreign Funds. Engaging DFA Australia and DFAL to act as Sub-Advisors for the Foreign Funds will enhance flexibility and efficiency in portfolio management, such as allowing the Sub-Advisors to make prompt investment decisions in response to corporate actions.

Will the implementation of the Sub-Advisory Agreements increase the fees and expenses of the Foreign Funds?

No. Dimensional will pay the sub-advisory fees, so the approval and implementation of the Sub-Advisory Agreements will have no impact on shareholder expenses for the Foreign Funds. There will be no change in the management fees paid by the Foreign Funds.

8. To approve Investment Advisory Agreements for the Feeder Funds (only applies to the Feeder Funds).

Why are the Investment Advisory Agreements being recommended for the Feeder Funds?

The proposed Investment Advisory Agreement for each Feeder Fund will furnish the Advisor with the flexibility to provide certain limited investment advisory services to the Feeder Funds, including, to the extent permitted by the SEC, to manage the portion of a Feeder Fund’s assets that are retained for cash management purposes. Presently, Dimensional is not permitted to provide any investment advisory services directly to a Feeder Fund due to the lack of a written investment advisory agreement allowing these services to be provided.

Will the implementation of the Investment Advisory Agreements increase the fees and expenses of the Feeder Funds?

Dimensional will not receive any compensation from the Feeder Funds under the proposed Investment Advisory Agreements for the advisory services that will be provided to the Feeder Funds. The implementation of the Investment Advisory Agreements will have no impact on the Feeder Funds’ fees or expense structures.

What is a Feeder Fund and what proposals as a shareholder of a Feeder Fund am I being asked to vote on?

Certain Funds operate in a “master-feeder” arrangement in which a Feeder Fund invests substantially all of its assets in a Master Fund that has an investment objective identical to the Feeder Fund’s investment objective. The Master Fund, in turn, invests directly in securities and other investments. Each Feeder Fund is being asked to vote on certain proposals (and sub-proposals) as they relate to the Master Fund in which the Feeder Fund invests. Under the 1940 Act, each Feeder Fund’s voting rights with respect to the Master Fund shares that the Feeder Fund holds generally must be passed through to the Feeder Fund’s own shareholders. This means that each Feeder Fund must vote its Master Fund shares in accordance with the voting instructions received by the Feeder Fund’s shareholders. If you are a shareholder of a Feeder Fund, in addition to your votes on the proposals relating to the Feeder Fund in which you own shares, DFAIDG and DIG also need your voting instructions on the matters for which your Feeder Fund has to vote as a shareholder of its corresponding Master Fund.

Has the Board approved the proposals that relate to each Fund?

Yes. The Board of each Company has unanimously approved the proposals that relate to the Company’s Funds.

How does the voting process work?

In order to hold a shareholder meeting, a certain percentage of a fund’s shares (often referred to as “quorum”) must be represented at the meeting. If a quorum is not attained, the meeting must adjourn to a future date. The Funds may attempt to reach shareholders through multiple mailings to remind them to cast their vote. As the meeting approaches, phone calls may be made to shareholders who have not yet voted their shares.

Who is The Altman Group?

The Altman Group is a New Jersey-based company specializing in assisting financial firms with matters relating to shareholder meetings. It has been hired by each Company to contact shareholders and record proxy votes, but Altman is not affiliated with Dimensional in any way.

How many votes am I entitled to cast?

As a shareholder, you are entitled to one vote for each share you own of a Fund on the record date. The record date is March 27, 2009.

If you need any assistance, or have any questions regarding the proposals, please call The Altman Group at 1 (866) 721-1618, 9:00 a.m. to 10:00 p.m., Eastern Time Zone.